Exhibit 8.1

STINSON MORRISON HECKER LLP
1201 Walnut Street, Suite 2800
Kansas City, MO  64106
Tel (816) 691-2600
Fax (816) 691-3495
www.stinsonmoheck.com





September 10, 2004




LabOne, Inc.
10101 Renner Boulevard
Lenexa, Kansas 66219

      Re:  LabOne, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special tax counsel for LabOne, Inc., a Missouri corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission by the Company on the date hereof under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of the resale by selling security holders of $103,500,000 principal amount of 3.50% Convertible Senior Debentures due 2034 (the "Debentures") and shares of Common Stock, $0.01 par value of the Company, issuable upon conversion of the Debentures (the "Common Stock").

     In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. Our opinion is conditioned upon, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents, records and certificates referred to above.

     For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals, and (iii) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company).

     In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder by the U.S. Department of Treasury (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS"), and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time, perhaps with retroactive effect. A material change in any of the materials or

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LabOne, Inc.
September 10, 2004
Page 2


authorities upon which our opinion is based could affect our conclusions stated herein. In addition, there can be no assurance that the IRS will not assert contrary positions.

     Based upon the foregoing, and subject to the assumptions and qualifications set forth in this opinion letter, we are of the opinion that the statements set forth in the Registration Statement under the captions "Description of Debentures" and "United States Federal Income Tax Considerations", insofar as such statements constitute matters of law, summaries of (a) legal matters, (b) the Company's charter or by-law provisions, (c) legal documents, or (d) legal conclusions, fairly present and summarize, in all material respects, the matters referred to therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not consider that we are "experts", within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

     Our opinions are given as of the date hereof, and we assume no obligation to update or supplement our opinions in response to subsequent changes in the law or fact occurring after the date hereof.

                          Very truly yours,

                          STINSON MORRISON HECKER LLP

                          /s/ STINSON MORRISON HECKER LLP